Exhibit 99.1
JLL Income Property Trust
Acquires Boston Area medical Center

Chicago (March 3, 2026) – JLL Income Property Trust, an institutionally managed, daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX; ZIPIBX; ZIPSAX; ZIPZAX; ZIPDBX) with approximately $6.9 billion in portfolio equity and debt investments, announced the acquisition of West Boston Medical Center, a medical outpatient complex located in the Greater Boston suburb of Watertown, MA, for a purchase price of approximately $32 million.

The property totals approximately 53,000 square feet and is 100% leased to a single tenant, a leading regional healthcare provider, with a newly executed 15-year lease with 2.8% average annual rent escalations. The complex offers a full range of clinical specialties including internal medicine, pediatrics, OB/GYN, pharmacy, radiology, physical therapy, and dermatology. It is located within a highly trafficked mixed-use development encompassing over 1 million square feet of newly built amenities for staff and patients including retail, multifamily, hotel, and life science space. The property is located one mile from Cambridge and six miles from Boston's Longwood Medical Area, ensuring direct access to numerous hospital partners. The Greater Boston region boasts strong demographics within a 3-mile radius of the site, with a population of 332K and median household income of $120K.

“West Boston Medical Center is an attractive addition to our healthcare portfolio,” said Allan Swaringen, President and CEO of JLL Income Property Trust. “This submarket is driven by consistent demand and impressive tenant rosters, emanating from Boston’s academic center and status as a globally significant region for life sciences and technology. We have been witnessing a growing transition in healthcare delivery, favoring outpatient facilities over traditional hospital settings. The combination of demand drivers and a more favorable transaction environment has created what we believe is an attractive opportunity for the sector, and this acquisition aligns perfectly with our strategy of acquiring high-quality medical outpatient properties in target markets.”

Healthcare real estate has been a mainstay in the JLL Income Property Trust portfolio since its inception in 2012. As of December 31, 2025, healthcare investments comprised 10% of the total $6.9 billion portfolio, with $647 million in assets across 25 healthcare properties.

JLL Income Property Trust is an institutionally managed, daily NAV REIT that owns a growing portfolio of real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

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JLL INCOME PROPERTY TRUST, INC. (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX; ZIPIBX; ZIPSAX; ZIPZAX; ZIPDBX),
JLL Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing residential, industrial, grocery-anchored retail, healthcare and office properties located in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

ABOUT LASALLE INVESTMENT MANAGEMENT | INVESTING TODAY. FOR TOMORROW.
LaSalle Investment Management, a subsidiary of JLL, is a globally integrated, diverse real estate investment manager. On a global basis, LaSalle manages US$86.4 billion of assets in private and public real estate equity and debt investments as of Q3 2025. LaSalle's client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a diverse range of investment vehicles, including separate accounts, open- and closed-end funds, public securities and entity-level investments.

Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future dividends will be paid.

Contacts:
Michael Gelobter
LaSalle Investment Management
Email: Michael.gelobter@lasalle.com

Doug Allen
Dukas Linden Public Relations
Telephone: +1 646 722 6530
Email: JLLIPT@DLPR.com